Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2020 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Enrollment Continues in Phase 2b VOYAGE Study of VK2809 in NASH; New Data from 12-Week Phase 2 Trial to be Highlighted at EASL

•	IND Filed for VK0214 in X-ALD; Phase 1 Trial Expected to Begin Q3 2020

•	Balance Sheet Remains Strong; Quarter-End Cash Approximately $263 Million

SAN DIEGO, July 29, 2020 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2020, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2020:

”During the second quarter, we continued enrolling our Phase 2b VOYAGE clinical trial evaluating VK2809 in patients with biopsy-confirmed NASH and fibrosis,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “Despite ongoing challenges due to the pandemic, we are encouraged that sites continue to come back online, and we remain on track to open ex-U.S. sites in the coming months. We continue to anticipate completion of enrollment in VOYAGE in the first half of next year.  We have also made excellent progress with our second thyroid hormone receptor agonist, VK0214, for the treatment of X-linked adrenoleukodystrophy, and recently filed an investigational new drug application with the FDA to initiate the clinical development of this important molecule.  Pending IND clearance, we plan to initiate a Phase 1 study with VK0214 later this quarter.  As we expand our clinical development activities, we continue to carefully manage our cash resources.  We are pleased to have ended the quarter with $263 million in cash, which provides the resources to achieve multiple value-driving milestones for our clinical programs.”

Pipeline and Corporate Highlights

•

U.S. enrollment continuing in Phase 2b VOYAGE study of VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis – ex-U.S. sites scheduled to open in Q3 2020.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, and has demonstrated promising therapeutic potential in a range of lipid disorders, including NASH.  In 2019, the company initiated the Phase 2b VOYAGE trial.  This trial is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.

The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.  U.S. enrollment is continuing and we remain on schedule to begin opening ex-U.S. sites during the third quarter of 2020.

•

New data from VK2809 Phase 2 trial to be highlighted in podium presentation at EASL.  An abstract describing additional data from the company’s completed 12-week Phase 2 trial of VK2809 in patients with non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia has been selected for oral presentation at the 2020 International Liver Congress, hosted by the European Association for the Study of the Liver (EASL).  As a reminder, this study successfully achieved its primary and secondary efficacy endpoints, demonstrating median relative reductions in liver fat ranging from 53.8% to approximately 60%, and response rates of up to 100%, both of which represent unprecedented efficacy from an oral agent.  Due to the COVID-19 pandemic, the EASL conference was postponed from the originally-scheduled April 15-19 dates until August 27-29, 2020, and will take place virtually.  The VK2809 Phase 2 data presentation is scheduled for Friday, August 28th.

•

IND filed for VK0214 for the treatment of X-ALD – expect to initiate clinical development in Q3 2020.  VK0214 is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a devastating disease for which there is currently no therapeutic treatment.  X-ALD is caused by a defect in the ABCD1 peroxisomal transporter.  This defect can result in an accumulation of very long chain fatty acids in plasma and tissue, which is believed to contribute to the severe cerebral and motor neuron toxicities that are characteristic of the disease.

To date, findings from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids in both plasma and tissue, potentially leading to a therapeutic benefit.  These promising results were achieved through the company's ongoing collaboration with the Kennedy Krieger Institute – one of the world's leading X-ALD research centers.  The company recently filed an Investigational New Drug (IND) application for VK0214.  Following clearance of the IND, the company plans to initiate a Phase 1 study of VK0214 in the third quarter of 2020.

•	Balance sheet remains strong with over $260 million in cash. Viking completed the second quarter of 2020 with $263 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events:

William Blair Virtual Biotech Focus Conference 2020
Dates: August 4 - 6, 2020

Virtual Format

BTIG Virtual Biotechnology Conference 2020
Dates: August 10 - 11, 2020
Virtual Format

Citi’s 15th Annual BioPharma Virtual Conference
Dates: September 9 - 10, 2020
Virtual Format

Morgan Stanley Virtual 18th Annual Global Healthcare Conference
Dates: September 14 - 18, 2020
Virtual Format

Cantor Global Virtual Healthcare Conference
Dates: September 15 - 17, 2020
Virtual Format

Oppenheimer Fall Healthcare Life Sciences & Med Tech Summit
Dates: September 21-23, 2020
Virtual Format

Second Quarter and First Six Months of 2020 Financial Highlights

Second Quarter Ended June 30, 2020 and 2019

Research and development expenses for the three months ended June 30, 2020 were $7.8 million compared to $7.3 million for the same period in 2019.  The increase was primarily due to increased expenses related to our clinical studies, manufacturing for our drug candidates, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to pre-clinical studies and services provided by third-party consultants.

General and administrative expenses for the three months ended June 30, 2020 were $2.8 million compared to $2.2 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, legal expenses and insurance expenses, partially offset by decreased expenses related to services provided by third-party consultants and travel.

For the three months ended June 30, 2020, Viking reported a net loss of $9.6 million, or $0.13 per share, compared to a net loss of $7.7 million, or $0.11 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the three months ended June 30, 2020 was primarily due to the increases in research and development and general and administrative expenses noted previously, as well as decreased interest income due to the decline in interest rates throughout the second quarter of 2020 as compared to prevailing interest rates during the second quarter of 2019.

First Six Months Ended June 30, 2020 and 2019

Research and development expenses for the six months ended June 30, 2020 were $15.8 million compared to $11.8 million for the same period in 2019.  The increase was primarily due to increased expenses related to our clinical studies, manufacturing for our drug candidates, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to services provided by third-party consultants and pre-clinical studies.

General and administrative expenses for the six months ended June 30, 2020 were $5.8 million compared to $4.5 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, legal expenses and insurance expenses, partially offset by decreased expenses related to services provided by third-party consultants, professional fees and travel.

For the six months ended June 30, 2020, Viking reported a net loss of $19.3 million, or $0.27 per share, compared to a net loss of $12.6 million, or $0.18 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the six months ended June 30, 2020 was primarily due to the increases in research and development and general and administrative expenses noted previously, as well as decreased interest income due to the decline in interest rates throughout the first half of 2020 as compared to prevailing interest rates during the first half of 2019.

Balance Sheet as of June 30, 2020

At June 30, 2020, Viking held cash, cash equivalents and short-term investments totaling $263.0 million and had 72,758,342 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s second quarter 2020 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until August 5, 2020 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10145659.  Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking’s other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the company’s expected timing for the initiation of clinical studies in X-ALD for VK0214 and plans for opening sites outside the U.S. in the company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK2809 and its prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	7,780	7,333	15,766	11,828
General and administrative	2,826	2,236	5,787	4,547
Total operating expenses	10,606	9,569	21,553	16,375
Loss from operations	(10,606)	(9,569)	(21,553)	(16,375)
Other income (expense):
Amortization of financing costs	(20)	(30)	(65)	(60)
Interest income, net	1,040	1,925	2,344	3,839
Realized gain (loss) on investments, net	14	—	15	(2)
Total other income, net	1,034	1,895	2,294	3,777
Net loss	(9,572)	(7,674)	(19,259)	(12,598)
Other comprehensive loss, net of tax:
Unrealized gain on securities	1,145	288	321	662
Comprehensive loss	$(8,427)	$(7,386)	$(18,938)	$(11,936)

Basic and diluted net loss per common share	$(0.13)	$(0.11)	$(0.27)	$(0.18)
Weighted-average shares used to compute basic and diluted net loss per share	72,487	71,921	72,422	71,839

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,790	$8,377
Short-term investments – available for sale	244,212	267,261
Prepaid clinical trial and preclinical study costs	6,702	7,458
Prepaid expenses and other current assets	914	405
Total current assets	270,618	283,501
Right-of-use assets	462	598
Deferred public offering and other financing costs	89	128
Deposits	29	29
Total assets	$271,198	$284,256
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,209	$2,431
Other accrued liabilities	5,528	4,044
Lease liability, current	316	302
Total current liabilities	9,053	6,777
Lease liability, net of current portion	198	360
Total long-term liabilities	198	360
Total liabilities	9,251	7,137
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2020 and December 31, 2019; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2020 and December 31, 2019; 72,758,342, and 72,413,602 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	409,569	405,803
Accumulated deficit	(147,956)	(128,697)
Accumulated other comprehensive income	333	12
Total stockholders’ equity	261,947	277,119
Total liabilities and stockholders’ equity	$271,198	$284,256

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com